                                                                    EXHIBIT 2.1

                            REORGANIZATION AGREEMENT

     This Reorganization Agreement (the "Agreement"), dated as of January   ,
1997, by and among Ralcorp Holdings, Inc., a Missouri corporation ("Ralcorp"), New Ralcorp Holdings, Inc., a Missouri corporation ("New Ralcorp"), Ralston Foods, Inc., a Nevada corporation ("Foods"), Chex Inc., a Delaware corporation wholly owned by New Ralcorp (the "Branded Subsidiary"), and General Mills, Inc., a Delaware corporation ("Acquiror").

                                  WITNESSETH:

     WHEREAS, Ralcorp holds all of the issued and outstanding capital stock of Foods and all of the issued and outstanding capital stock of New Ralcorp; and

     WHEREAS, New Ralcorp holds all of the issued and outstanding capital stock of the Branded Subsidiary; and

     WHEREAS, Ralcorp's Board of Directors has approved, and on August 13, 1996 Ralcorp entered into, an Agreement and Plan of Merger (as amended on October 25, 1996, the "Merger Agreement") among Ralcorp, Acquiror and General Mills Missouri, Inc., a Missouri corporation ("Merger Sub"), pursuant to which this Agreement and certain other related agreements will be executed to accomplish the following transactions:

      (i) Ralcorp will cause Foods to be merged with and into New Ralcorp, with New Ralcorp as the surviving corporation of the merger (the "Internal Merger").

     (ii) Ralcorp will cause New Ralcorp to contribute, as a capital contribution, the assets and liabilities specified or described herein to the Branded Subsidiary.

    (iii) Ralcorp will contribute, as a capital contribution, the assets and liabilities specified or described herein to New Ralcorp.

     (iv) New Ralcorp will distribute all of the issued and outstanding shares of the capital stock of the Branded Subsidiary to Ralcorp (the "Internal Spinoff").

      (v) Ralcorp will distribute (the "Distribution") all of the issued and outstanding shares of capital stock of New Ralcorp (the "Common Stock") to the holders of Ralcorp's $.01 par value common stock (the "Ralcorp Stock").

     (vi) Acquiror will acquire Ralcorp (and the Branded Subsidiary) by virtue of a merger of Merger Sub with and into Ralcorp pursuant to the Merger Agreement.

     WHEREAS, the transfer of assets and liabilities of the Branded Business to the Branded Subsidiary, the Internal Merger and the Internal Spinoff, are intended to qualify for non-recognition treatment under Sections 368(a)(1)(D) and 355(a) of the Code;

     WHEREAS, in order to effect the Distribution, the Ralcorp Board (as hereinafter defined) has determined that it is necessary and desirable to distribute the outstanding shares of Common Stock on a pro rata basis to the holders of Ralcorp Stock;

     WHEREAS, the Distribution is intended to qualify for non-recognition treatment under Section 355 of the Code (as hereinafter defined);

     WHEREAS, in preparation for the Distribution, Ralcorp and New Ralcorp have prepared and filed with the SEC (as hereinafter defined), and the SEC has declared effective, a Registration Statement on Form 10 ("Form 10") pursuant to
Section 12(b) of the Exchange Act with respect to the Common Stock and associated Rights; and

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     WHEREAS, the parties hereto have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and the other transactions contemplated hereby and to set forth other agreements that will govern certain other matters relating to the Distribution and such other transactions and the relationship of the parties following the Distribution.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound thereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     ACQUIROR: as defined in the recitals to this Agreement.

     ACTION: any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration or other tribunal.

     AFFILIATE: with respect to any specified Person, an "affiliate" as defined in Rule 405 promulgated pursuant to the Securities Act (as hereinafter defined); provided, however, that for purposes of this Agreement (i) Affiliates of Foods or New Ralcorp shall not be deemed to include Ralcorp or the Branded Subsidiary, and (ii) Affiliates of Ralcorp shall not be deemed to include Foods, New Ralcorp or any of their direct or indirect subsidiaries (except the Branded Subsidiary).

     ANCILLARY AGREEMENTS: all of the agreements, instruments, understandings, assignments and other arrangements (excluding the Merger Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, this Agreement, the Supply Agreement, the Tax Sharing Agreement, the Technology Agreement and the Trademark Agreement.

     ASSET: any and all assets and properties, tangible or intangible, including the following: (i) certificates of deposit, bankers' acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates, investment contracts, voting-trust certificates; (ii) except as otherwise provided in the following sentence, trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use any of the foregoing and other rights in, to and under any of the foregoing;
(iii) rights under Contracts and permits; (iv) real estate and buildings and other improvements thereon and timber and mineral rights of every kind; (v) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including transportation and office equipment), tools, dies and furniture; (vi) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (vii) raw materials, work-in-process, finished goods, consigned goods and other inventories; (viii) prepayments or prepaid expenses; (ix) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind; (x) the right to receive mail and other communications; (xi) lists of advertisers, records pertaining to advertisers and accounts, lists and records pertaining to suppliers and agents, and books, ledgers, files and business records of every kind; (xii) advertising materials and other recorded, printed or written materials; (xiii) except as otherwise provided in the following sentence, goodwill as a going concern and other intangible properties; (xiv) personnel records and employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xv) licenses and authorizations issued by any governmental authority. Notwithstanding the foregoing definition, "Assets" shall not include (i) any of the intellectual and proprietary property, rights and obligations that are the subjects of the Technology Agreement and the Trademark Agreement (which shall be governed by the Technology Agreement and the Trademark Agreement, respectively), or (ii) any cash, notes and trade and customer accounts receivable (whether current or non-current and including all rights with respect thereto).

     ASSIGNMENT AND ASSUMPTION AGREEMENT: as defined in Section 6.2 of this Agreement.

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     BRANDED ASSETS: all of the Assets listed on Schedule 1.1(a).

     BRANDED BALANCE SHEET: as defined in the Merger Agreement.

     BRANDED BUSINESS: the business of manufacturing, distributing and selling branded ready-to-eat cereal (excluding Non-Branded Cereals) and branded cereal-based snacks and snack mixes, as conducted by any member of either Group immediately prior to the Distribution Date.

     BRANDED EMPLOYEE: any individual who on the Distribution Date is an officer or employee of any member of either Group and (a) who is actively employed at the Branded Plant, or (b) who is set forth on Schedule 1.1(b) (which Schedule will be updated by mutual agreement of New Ralcorp and Acquiror prior to the Effective Time), or (c) who is on leave or layoff (with recall rights) from active employment but who, immediately prior to commencement of such leave or layoff, was employed at the Branded Plant, except that a Branded Employee shall not include any individual who, as of the Distribution Date, (i) has been determined to be disabled under the Ralcorp Holdings Long Term Disability Plan ("LTD Plan"), the Ralcorp Holdings Group Life Insurance Plan or the Ralcorp Holdings Retirement Plan for Sales, Administrative, Clerical and Production Employees, or (ii) is on leave during a waiting period prior to a determination of disability under the LTD Plan.

     BRANDED INDIVIDUAL: any individual who is a Branded Employee or a beneficiary of a Branded Employee.

     BRANDED LIABILITIES: (i) all of the Liabilities arising out of, relating to or resulting from the ownership, use or possession of the Branded Assets or the operation of the Branded Business other than those portions of the Branded Business that are not conveyed to or retained by Ralcorp and the Branded Subsidiary hereunder as of immediately after the Distribution Time, whether arising prior to or after the Closing Date, (ii) the Scheduled Branded Litigation, and (iii) the Known Branded Liabilities. For purposes of clarification, the Liabilities referred to in clause (i) shall include product liability claims relating to Branded Business products produced prior to the Distribution Time regardless of whether such products were produced at the Branded Plant, but shall not include employee, environmental, occupational safety, health and similar liabilities related to any facility other than the Branded Plant.

     BRANDED PLANT: the manufacturing facility located at 11301 Mosteller Road, Sharonville, Ohio.

     BRANDED SUBSIDIARY: as defined in the recitals to this Agreement.

     BUSINESS DAY: any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Missouri are obligated by law or executive order to close.

     CLOSING: as defined in the Merger Agreement.

     CLOSING DATE: as defined in the Merger Agreement.

     CLOSING DATE BALANCE SHEET: as defined in Schedule 2.3 to the Merger Agreement.

     CODE: the Internal Revenue Code of 1986, as amended, or any successor legislation.

     COLLECTIVE BARGAINING AGREEMENT: any collective bargaining or other labor agreement to which any member of either Group is a party, including those listed on Schedule 8.9.

     COMMON STOCK: as defined in the recitals to this Agreement.

     CONTRACT: any written or oral contract, agreement, lease, indenture or evidence of indebtedness.

     CONTROL BRAND: as defined in the Trademark Agreement.

     CURRENT PLAN YEAR: the plan year or fiscal year, to the extent applicable with respect to any Plan, during which the Distribution Date occurs.

     DELAYED ASSET: as defined in Section 3.5 of this Agreement.

     DELAYED LIABILITY: as defined in Section 3.5 of this Agreement.

     DISTRIBUTION: as defined in the recitals to this Agreement.

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     DISTRIBUTION DATE: the date, to be determined by the Ralcorp Board consistent with the Merger Agreement, as of which the Distribution shall be effected.

     DISTRIBUTION TIME: 11:59 p.m. on the Distribution Date.

     DISTRIBUTORSHIP AGREEMENT: as defined in Section 10.4 of this Agreement.

     EFFECTIVE TIME: as defined in the Merger Agreement.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

     EXCHANGE ACT: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     FOODS: as defined in the recitals to this Agreement.

     FORM 10: as defined in the recitals to this Agreement.

     GROUP: the New Ralcorp Group or the Ralcorp Group.

     INDEMNIFIABLE LOSS: with respect to any claim by an Indemnitee for indemnification hereunder, any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, claims and assessments, and any and all judgments, settlements and compromises related thereto and reasonable attorney's fees and expenses in connection therewith) incurred or suffered by such Indemnitee with respect to such claim.

     INDEMNITEE: as defined in Section 9.3 of this Agreement.

     INDEMNITOR: as defined in Section 9.3 of this Agreement.

     INFORMATION: as defined in Section 7.2 of this Agreement.

     INTERNAL MERGER: as defined in the recitals to this Agreement.

     INTERNAL SPINOFF: as defined in the recitals to this Agreement.

     IRS: the Internal Revenue Service.

     ISP: the Ralcorp Holdings Incentive Stock Plan.

     KNOWN BRANDED LIABILITIES: the Branded Liabilities included in the Closing Date Balance Sheet (but not the notes thereto), regardless of the sufficiency of the amount of any accrual thereon, and the Branded Liabilities set forth on
Schedule 1.1(c).

     LIABILITIES: all claims, debts, liabilities, royalties, license fees, losses, costs, expenses, deficiencies, litigation proceedings, taxes, levies, imposts, duties, deficiencies, assessments, attorneys' fees, charges, allegations, demands, damages, judgments or obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto.

     MERGER: as defined in the Merger Agreement.

     MERGER AGREEMENT: as defined in the recitals to this Agreement.

     MERGER SUB: as defined in the recitals to this Agreement.

     NEW RALCORP: as defined in the recitals to this Agreement.

     NEW RALCORP ASSETS: all of the Assets used or held by any member of either Group immediately prior to the Closing Date, except for the Branded Assets.

     NEW RALCORP BILL OF SALE: as defined in Section 6.2 of this Agreement.

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     NEW RALCORP BUSINESS: any business conducted by any member of either Group, except for the Branded Business.

     NEW RALCORP DEFERRED COMPENSATION PLANS: as defined in Section 8.5 of this Agreement.

     NEW RALCORP DOCUMENTS: as defined in Section 5.1(b) of this Agreement.

     NEW RALCORP EMPLOYEE: any individual who at any time is or was an officer or employee of any member of either Group, other than a Branded Employee.

     NEW RALCORP GROUP: New Ralcorp and all other direct and indirect subsidiaries of Ralcorp other than the Branded Subsidiary.

     NEW RALCORP INDIVIDUAL: any individual who is a New Ralcorp Employee or a beneficiary of a New Ralcorp Employee.

     NEW RALCORP LIABILITIES: all of the Liabilities of any member of either Group, except for the Branded Liabilities.

     NEW RALCORP OBLIGATIONS: as defined in Article XI of this Agreement.

     NEW RALCORP OFFICERS: the individuals listed on Schedule 4.2 to this Agreement.

     NEW RALCORP RETIREMENT PLAN: as defined in Section 8.1 of this Agreement.

     NEW RALCORP SHARE PURCHASE RIGHTS AGREEMENT: as defined in Section 2.2 of this Agreement.

     NON-BRANDED CEREALS: Cereals sold exclusively under Control Brands or Private Label Trademarks.

     NOTICE OF CLAIM: as defined in Section 9.3 of this Agreement.

     NYSE: the New York Stock Exchange.

     PERSON: an individual, a partnership, a joint venture, a corporation, a trust or other entity, an unincorporated organization or a government or any department or agency thereof.

     PLAN: any plan, policy, arrangement, contract or agreement providing benefits (including salary, bonuses, deferred compensation, incentive compensation, savings, stock purchases, pensions, profit sharing, welfare benefits or retirement or other retiree benefits, including retiree medical benefits) for any group of employees or former employees or individual employee or former employee, or the beneficiary or beneficiaries of any such employee or former employee, whether formal or informal or written or unwritten and whether or not legally binding, and including any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any employee or former employee or the beneficiary or beneficiaries of any such employee or former employee.

     POST-CLOSING BRANDED LIABILITIES: all Branded Liabilities relating to or arising from the ownership, use or possession of the Branded Assets or the operation of the Branded Business after the Effective Time.

     PRIVATE LABEL TRADEMARK: as defined in the Trademark Agreement.

     QUALIFIED PLAN: a Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) and which constitutes or is intended in good faith to constitute a qualified plan under Section 401(a) of the Code.

     RALCORP: as defined in the recitals to this Agreement.

     RALCORP BILL OF SALE: as defined in Section 6.2 of this Agreement.

     RALCORP BOARD: the Board of Directors of Ralcorp and their duly elected or appointed successors.

     RALCORP DEFERRED COMPENSATION PLANS: as defined in Section 8.5 of this Agreement.

     RALCORP DOCUMENTS: as defined in Section 5.2(b) of this Agreement.

     RALCORP GROUP: Ralcorp and the Branded Subsidiary.

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     RALCORP OPTIONS: as defined in Section 8.4 of this Agreement.

     RALCORP RETIREMENT PLAN: as defined in Section 8.1 of this Agreement.

     RALCORP STOCK: as defined in the recitals to this Agreement.

     RECORD DATE: the date to be determined by the Ralcorp Board, as the record date for determining shareholders of Ralcorp Stock entitled to receive the Distribution.

     RIGHTS: the rights to be issued by New Ralcorp pursuant to the New Ralcorp Share Purchase Rights Agreement.

     RIGHTS PAYMENT: as defined in the Merger Agreement.

     RIP: as defined in Section 8.1 of this Agreement.

     SEC: the Securities and Exchange Commission.

     SCHEDULED BRANDED LITIGATION: the Liabilities listed on Schedule 1.1(d).

     SECURITIES ACT: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     SUBSIDIARY: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body of such corporation or other legal entity.

     SUPPLY AGREEMENT: as defined in Section 6.2 of this Agreement.

     TAX SHARING AGREEMENT: as defined in Section 6.2 of this Agreement.

     TECHNOLOGY AGREEMENT: as defined in Section 6.2 of this Agreement.

     THIRD PARTY CLAIM: any Action or claim by a third party against or otherwise involving an Indemnitee for which indemnification may be sought pursuant to Article IX hereof.

     TRADEMARK AGREEMENT: as defined in Section 6.2 of this Agreement.

     UNKNOWN BRANDED LIABILITIES: all Branded Liabilities other than (i) the Known Branded Liabilities, (ii) the Scheduled Branded Litigation and (iii) the Post-Closing Branded Liabilities.

     WELFARE PLAN: any Plan, including but not limited to the Plans listed on
Schedule 8.3, which is not a Qualified Plan and which provides medical, health, disability, accident, life insurance, death, dental or other welfare benefits, including any post-employment benefits or retiree medical benefits.

     1.2 REFERENCES TO TIME. All references to times of the day in this Agreement shall refer to St. Louis, Missouri time.

                                   ARTICLE II

                 CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION

     2.1 INTERNAL MERGER; SPINOFF TO RALCORP. Prior to the transactions contemplated by Article III, Ralcorp shall merge Foods into New Ralcorp with New Ralcorp surviving the Internal Merger. After the Internal Merger and the transactions contemplated by Article III but prior to the Distribution Date, New Ralcorp shall distribute all of the issued and outstanding shares of capital stock of the Branded Subsidiary to Ralcorp.

     2.2 ISSUANCE OF STOCK. Prior to the Distribution Date, Ralcorp shall take all steps necessary so that immediately prior to the Distribution Date the number of shares of Common Stock outstanding and held by Ralcorp shall equal the number of shares necessary to effect the Distribution. The Distribution shall be effected as described in Article IV.

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     2.3 NEW RALCORP SHARE PURCHASE RIGHTS AGREEMENT; ARTICLES OF INCORPORATION;
BYLAWS. Prior to the Distribution Date, Ralcorp shall cause New Ralcorp to adopt a New Ralcorp Share Purchase Rights Agreement in substantially the form filed with the SEC as an exhibit to the Form 10, and Ralcorp shall cause the Board of Directors of New Ralcorp to authorize a distribution of one Right to every share of outstanding Common Stock, such distribution to occur prior to the Distribution. Ralcorp shall take all action necessary so that, at the Distribution Date, the Articles of Incorporation and Bylaws of New Ralcorp shall be substantially in the forms filed with the SEC as exhibits to the Form 10.

                                  ARTICLE III

             CONTRIBUTION AND ASSUMPTION OF ASSETS AND LIABILITIES

     3.1 CONTRIBUTION OF THE BRANDED ASSETS. Upon the terms and subject to the conditions of this Agreement, New Ralcorp shall assign, transfer, convey and contribute to the Branded Subsidiary, effective immediately prior to the Distribution Time, all of New Ralcorp's right, title and interest in, to and under the Branded Assets.

     3.2 ASSUMPTION OF THE BRANDED LIABILITIES. Upon the terms and subject to the conditions of this Agreement, effective immediately prior to the Distribution Time, the Branded Subsidiary shall assume and agree to pay, perform and discharge when due the Branded Liabilities, subject to the indemnification obligations of New Ralcorp set forth in Section 9.1(b) hereof.

     3.3 CONTRIBUTION OF THE NEW RALCORP ASSETS. Upon the terms and subject to the conditions of this Agreement, Ralcorp shall assign, transfer, convey and contribute to New Ralcorp, effective immediately prior to the Distribution Time, all of Ralcorp's right, title and interest in, to and under the New Ralcorp Assets.

     3.4 ASSUMPTION OF THE NEW RALCORP LIABILITIES. Upon the terms and subject to the conditions of this Agreement, effective immediately prior to the Distribution Time, New Ralcorp shall assume and agree to pay, perform and discharge when due the New Ralcorp Liabilities.

     3.5 DELAYED ASSETS AND LIABILITIES.

          (a) To the extent that any required consent or waiver with respect to a Contract or other instrument included in the Branded Assets or the New Ralcorp Assets has not been obtained on or prior to the Closing Date, such Contract or instrument (a "Delayed Asset") shall not be transferred hereunder, and any related liability that constitutes a Branded Liability or New Ralcorp Liability, as the case may be (a "Delayed Liability"), shall not be assumed hereunder by the Branded Subsidiary or New Ralcorp, as the case may be, unless and until such required consent or waiver has been obtained. Notwithstanding the foregoing, if such a required consent or waiver is not obtained, the party required to transfer such Delayed Asset will reasonably cooperate with the party entitled to receive such Delayed Asset to attempt to provide such party with the benefits under or of any such Delayed Asset as long as the party entitled to receive such Delayed Asset shall assume, pay and perform any corresponding Delayed Liabilities. Ralcorp, the Branded Subsidiary and New Ralcorp each agrees that, in any such event, they shall work in good faith to cause such arrangement to reflect as nearly as possible the respective benefits and obligations that would have been in effect had such consent or waiver been obtained.

          (b) At such time and on each occasion after the Closing Date that a required consent or waiver shall be obtained with respect to a Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to the party entitled to receive it hereunder, and all related Delayed Liabilities shall be simultaneously assumed by such party hereunder, whereupon (i) such Delayed Asset shall constitute for all purposes an Asset acquired hereunder and (ii) such Delayed Liabilities shall constitute for all purposes Liabilities assumed hereunder.

     3.6 ACCOUNTS RECEIVABLE. The customer accounts receivable (including for any products of the Branded Business shipped but not invoiced, which products shall be relieved from inventory) outstanding at the close of business on the Distribution Date shall remain assets of New Ralcorp. New Ralcorp shall be entitled to collection and receipt of all such receivables, provided that (a) to the extent that a customer takes a justifiable

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deduction against an invoice related to products of the Branded Business invoiced prior to the close of business on the Distribution Date, which deduction is related to products of the Branded Business shipped after the close of business on the Distribution Date, the Branded Subsidiary will promptly reimburse New Ralcorp for any such deduction and (b) to the extent that a customer takes a justifiable deduction against an invoice relating to products of the Branded Business shipped and invoiced by the Branded Subsidiary after the close of business on the Distribution Date, which deduction is related to products of the Branded Business shipped prior to the close of business on the Distribution Date, New Ralcorp will promptly reimburse the Branded Subsidiary for any such deduction, except to the extent the deduction constitutes a Known Branded Liability. New Ralcorp and the Branded Subsidiary shall cooperate in good faith in order to ensure that New Ralcorp receives payment of the customer accounts receivable outstanding immediately prior to the close of business on the Distribution Date, that the Branded Subsidiary receives payment of accounts receivable of the Branded Business issued from and after the close of business on the Distribution Date, and in order to determine whether any deductions from invoices are justifiable. To the extent that either receives payment of receivables owned by the other party, the Branded Subsidiary and New Ralcorp agree to promptly (within ten Business Days) remit the proceeds to the designated bank account of New Ralcorp or the Branded Subsidiary, as applicable. New Ralcorp shall direct all trade debtors to make payment on such customer account receivables outstanding as of the close of business on the Distribution Date to New Ralcorp's specified address and/or account.

                                   ARTICLE IV

                                THE DISTRIBUTION

     4.1 DISTRIBUTION DATE. Subject to the satisfaction of the conditions set forth in Article XIV, the Distribution shall be effective as of the Distribution Time.

     4.2 MECHANICS OF THE DISTRIBUTION. Effective at the Distribution Time, Ralcorp shall distribute all outstanding shares of Common Stock to holders of record of Ralcorp Stock on the Record Date on the basis of one share of Common Stock for each share of Ralcorp Stock outstanding on the Record Date, subject to the treatment of fractional shares as set forth in Section 4.3. All shares of Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid and nonassessable. To the extent feasible, the Rights Payment shall be included in the mailing of Common Stock to such record holders. The parties acknowledge that Ralcorp is responsible for the issuance of checks and the payment of the Rights Payment and New Ralcorp is responsible for the costs of the distribution of such payment.

     4.3 PAYMENT IN LIEU OF FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued in the Distribution. In lieu thereof, New Ralcorp shall remit to each holder of Ralcorp Stock who would otherwise be entitled to receive such fractional shares, an amount of cash equal to the average of the high and low sales prices of the Common Stock during the first three days of trading following the Distribution Date multiplied by such holders fractional interest in such shares (after making appropriate deductions of the amount required for Federal tax withholding purposes).

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 REPRESENTATIONS AND WARRANTIES OF NEW RALCORP AND FOODS. Each of New Ralcorp and Foods hereby represents and warrants, as to itself, to Ralcorp and the Branded Subsidiary as follows:

          (a) Organization, Standing and Power. Each of New Ralcorp and Foods is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of New Ralcorp and Foods has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) Authority. Each of New Ralcorp and Foods has all requisite power and authority to execute this Agreement and the Ancillary Agreements to which it is or will be party (collectively, the "New

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     Ralcorp Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other New Ralcorp Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of New Ralcorp and Foods and, to the extent required, by the stockholder of New Ralcorp and Foods. This Agreement has been duly executed and delivered by each of New Ralcorp and Foods and constitutes, and each of the other New Ralcorp Documents will be duly executed and delivered by New Ralcorp on or prior to the Closing Date, and when so executed and delivered will constitute, a legal, valid and binding obligation of New Ralcorp and/or Foods, as the case may be, enforceable against it in accordance with its terms.

          (c) No Conflict. (i) The execution, delivery and performance by each of New Ralcorp and Foods of this Agreement and by New Ralcorp of the other New Ralcorp Documents will not contravene, violate, result in a breach of or constitute a default under (x) any provision of applicable law or of the articles of incorporation or by-laws of New Ralcorp or Foods or any other member of the New Ralcorp Group or (y) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to New Ralcorp or Foods or any other member of the New Ralcorp Group or any of their properties or assets.

          (d) Approvals. No consent, approval, order, authorization of, or registration, declaration or filing with, any governmental entity is required in connection with the making or performance by New Ralcorp or Foods of this Agreement or the other New Ralcorp Documents.

                                   ARTICLE VI

                          CERTAIN ADDITIONAL COVENANTS

     6.1 NEW RALCORP BOARD. Prior to the Distribution Date, Ralcorp shall take such actions as are necessary such that New Ralcorp's Board of Directors is comprised of those individuals named as directors in the Form 10.

     6.2 CONTRACTUAL ARRANGEMENTS.

          (a) At the Closing, effective as of the Distribution Time, Ralcorp and New Ralcorp shall enter into the Tax Sharing Agreement, substantially in the form attached to this Agreement as Exhibit 6.2(a) ("Tax Sharing Agreement");

          (b) At the Closing, effective as of the Distribution Time, Ralcorp, New Ralcorp and the Branded Subsidiary shall enter into the Trademark Agreement, substantially in the form attached to this Agreement as Exhibit 6.2(b) ("Trademark Agreement");

          (c) At the Closing, effective as of the Distribution Time, Ralcorp, New Ralcorp and the Branded Subsidiary shall enter into the Technology Agreement, substantially in the form attached to this Agreement as Exhibit 6.2(c) ("Technology Agreement");

          (d) At the Closing, effective as of the Distribution Time, Ralcorp and New Ralcorp shall enter into the Transition Services -- Supply Agreement, substantially in the form attached to this Agreement as Exhibit 6.2(d) ("Supply Agreement");

          (e) At the Closing, effective immediately prior to the Effective Time, New Ralcorp and the Branded Subsidiary shall enter into the Assignment and Assumption Agreement, in a form mutually reasonably agreed to between New Ralcorp and Acquiror ("Assignment and Assumption Agreement");

          (f) At the Closing, effective immediately prior to the Effective Time, New Ralcorp shall execute and deliver to the Branded Subsidiary a Bill of Sale, in a form mutually reasonably agreed to between New Ralcorp and Acquiror (the "New Ralcorp Bill of Sale"); and

          (g) At the Closing, effective as of the Effective Time, Ralcorp shall execute and deliver to New Ralcorp a Bill of Sale, in a form mutually reasonably agreed to between New Ralcorp and Acquiror (the "Ralcorp Bill of Sale").

          (h) Notwithstanding the foregoing, the parties have agreed that the Trademark Agreement, the Technology Agreement and the Supply Agreement are each to be conditionally amended as set forth in Exhibits 6.2(b)(i), 6.2(c)(i) and 6.2(d)(i), respectively. These amendments shall become final upon final acceptance by the Federal Trade Commission of the Consent Agreement between Acquiror and the Federal Trade Commission dated December 24, 1996; provided, however, if this should not occur, then all of these amendments shall be revoked, canceled and of no force or effect ten (10) business days after the Federal Trade Commission withdraws its provisional acceptance of this Consent Agreement regardless of whether the Trademark Agreement, the Technology Agreement and the Supply Agreement have been executed by the parties and the Closing has occurred. In such event, the Trademark Agreement, the Technology Agreement and the Supply Agreement shall each be executed or re-executed, as the case may be, by the parties in their original form, without giving effect to the amendments reflected in Exhibits 6.2(b)(i), 6.2(c)(i) and 6.2(d)(i).

     6.3 INTERCOMPANY ACCOUNTS. All intercompany services provided by the New Ralcorp Group to the Ralcorp Group or by the Ralcorp Group to the New Ralcorp Group shall terminate as of the Distribution Time unless otherwise provided in any Ancillary Agreement. Effective as of the close of business on the Distribution Date, all intercompany receivables or payables and loans then existing between any member of one Group and any member of the other Group shall be written off by means of cancellation, capital contribution or dividend, as the case may be.

                                  ARTICLE VII

                             ACCESS TO INFORMATION

     7.1 PROVISION OF CORPORATE RECORDS.

          (a) Prior to or as promptly as practicable after the Distribution Date, Ralcorp shall deliver to New Ralcorp all corporate books and records of the New Ralcorp Group as well as copies or, to the extent not detrimental in the reasonable opinion of Ralcorp to the interests of Ralcorp, originals, of all books, records and data relating exclusively to the New Ralcorp Assets, the New Ralcorp Business, or the New Ralcorp Liabilities, including, but not limited to, all books, records and data relating to the purchase of materials, supplies and services, financial results, sale of products, records of the New Ralcorp Employees, commercial data, research done by or for New Ralcorp or Foods, catalogues, brochures, training and other manuals, sales literature, advertising and other sales and promotional materials, maintenance records and drawings, all active agreements, active litigation files and government filings. All such documents located at locations other than the Branded Plant shall be deemed delivered to New Ralcorp as of the Distribution Date. To the extent that originals of such books, records and data are provided to New Ralcorp, New Ralcorp shall provide Ralcorp copies thereof as reasonably requested in writing by Ralcorp. Notwithstanding the above, Ralcorp shall provide copies of customer information, invoices and credit information only to the extent reasonably requested in writing by New Ralcorp, and Ralcorp shall provide such copies of all books, records and data only to the extent that such action is not prohibited by the terms of any agreements pertaining to such information or is not prohibited by law. From and after the Distribution Date, all books, records and copies so delivered shall be the property of New Ralcorp. Notwithstanding the above, Ralcorp shall not be required to make copies, other than pursuant to Section 7.2 of this Agreement, of any portion of any books, records or data to the extent such portion relates exclusively to the Branded Assets, the Branded Business or to Liabilities assumed or retained by the Branded Subsidiary or Ralcorp.

          (b) Prior to or as promptly as practicable after the Distribution Date, New Ralcorp shall deliver to Ralcorp all corporate books and records of the Ralcorp Group as well as copies or, to the extent not detrimental in the reasonable opinion of New Ralcorp to the interests of New Ralcorp, originals, of all books, records and data relating exclusively to the Branded Assets, the Branded Business, or the Branded Liabilities, including, but not limited to, all books, records and data relating to the purchase of materials, supplies and services, financial results, sale of products, records of the Branded Employees, commercial data, research done by or for Ralcorp, catalogues, brochures, training and other manuals, sales literature, advertising and other sales and promotional materials, maintenance records and drawings, all active agreements, active litigation files and government filings. All such documents located at the Branded Plant shall be deemed delivered to Ralcorp as of the Distribution Date. To the extent that originals of such books, records and data are provided to Ralcorp, Ralcorp shall provide New Ralcorp copies thereof as reasonably requested in writing by New Ralcorp. Notwithstanding the above, New Ralcorp shall provide copies of customer information, invoices and credit information only to the extent reasonably requested in writing by Ralcorp, and New Ralcorp shall provide such copies of all books, records and data only to the extent that such action is not prohibited by the terms of any agreements pertaining to such information or is not prohibited by law. From and after the Distribution Date, all books, records and copies so delivered shall be the property of Ralcorp. Notwithstanding the above, New Ralcorp shall not be required to make copies, other than pursuant to Section 7.2 of this Agreement, of any portion of any books, records or data to the extent such portion relates exclusively to the New Ralcorp Assets, the New Ralcorp Business or to Liabilities assumed or retained by New Ralcorp.

     7.2 ACCESS TO INFORMATION. From and after the Distribution Date, each of Ralcorp and New Ralcorp shall afford to the other and to the other's agents, employees, accountants, counsel and other designated representatives, reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information ("Information") within such party's possession relating to such other party's businesses, assets or liabilities, insofar as such access is reasonably required by such other party. Without limiting the foregoing, such Information may be requested under this Section for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     7.3 RETENTION OF RECORDS. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Tax Sharing Agreement, each of Ralcorp and New Ralcorp shall retain, for a period of at least seven years following the Distribution Date, all significant Information in such party's possession or under its control relating to the business, assets or liabilities of the other party and, after the expiration of such seven-year period, prior to destroying or disposing of any of such Information, (a) the party proposing to dispose of or destroy any such Information shall provide no less than 30 days prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

     7.4 CONFIDENTIALITY. From and after the Distribution Date, each Group shall hold, in strict confidence, all Information obtained from the other Group prior to the Distribution Date or furnished to it pursuant to this Agreement or any other agreement referred to herein which relates to or concerns the business conducted by such other Group, and such Information shall not be used by it to the detriment of the other Group, or disclosed by it or its agents, officers, employees or directors without the prior written consent of such other Group unless and to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Group's counsel, by other requirements of law, or (b) such Group can show that such Information was (i) available to such Group on a nonconfidential basis prior to its disclosure by the other Group, (ii) in the public domain through no fault of such Group, (iii) lawfully acquired by such Group from other sources after the time that it was furnished to such Group pursuant to this Agreement or any other agreement referred to herein, or (iv) independently developed by such Group. Notwithstanding the foregoing, each Group shall be deemed to have satisfied its obligations of confidentiality under this Section with respect to any Information concerning or supplied by the other Group if it exercises substantially the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

     7.5 REIMBURSEMENT. Each member of any Group providing Information pursuant to Sections 7.2 or 7.3 to any member of the other Group shall be entitled to receive from the recipient, upon presentation of an invoice therefor, payment of all out-of-pocket costs and expenses as may reasonably be incurred in providing such Information.

                                  ARTICLE VIII

                        EMPLOYEE BENEFITS; LABOR MATTERS

     8.1 RALCORP RETIREMENT PLAN.

          (a) Ralcorp shall take, or cause to be taken, all action necessary and appropriate to amend the Ralcorp Holdings, Inc. Retirement Plan for Sales, Administrative, Clerical, and Production Employees (the "Ralcorp Retirement Plan") to remove Ralcorp as sponsor and a named fiduciary and shall name New Ralcorp as successor sponsor and named fiduciary of the plan after the consummation of the Internal Merger and prior to the Distribution Date. Acquiror shall take, or cause to be taken, all action necessary and appropriate to establish, effective as of the day after the Distribution Date, and administer, a defined benefit pension plan which is a qualified plan ("New Retirement Plan") and to provide benefits thereunder for all Branded Employees other than administrative employees who are not covered by a collective bargaining agreement and who, on the Distribution Date, were participants in the Ralcorp Retirement Plan. With respect to all Branded Employees participating thereunder, the New Retirement Plan shall be the same as the Ralcorp Retirement Plan in all material respects and shall preserve all protected benefits within the meaning of Code Section 411(d)(6). Acquiror shall take, or cause to be taken, all action necessary and appropriate to amend, effective as of the day after the Distribution Date, the Retirement Income Plan of General Mills, Inc. (the "RIP") to provide benefits thereunder for all Branded Employees who, on the Distribution Date, were administrative employees of the Branded Business, were not covered by a collective bargaining agreement and were participants in the Ralcorp Retirement Plan. New Ralcorp agrees to provide Acquiror, as soon as practicable after the Distribution Date, with a list of the Branded Employees who were, to the best knowledge of New Ralcorp, participants in or otherwise entitled to benefits under the Ralcorp Retirement Plan as of the Distribution Date, together with a listing of each such Branded Employee's term of service for eligibility, accrual and vesting purposes under the Ralcorp Retirement Plan on such Distribution Date and a listing of each such Branded Employee's accrued benefit thereunder on such Distribution Date, along with all other records necessary to effectively administer such benefits. Ralcorp shall, as soon as practicable after the Distribution Date, provide New Ralcorp with such additional information (to the extent in the possession of Ralcorp and not already in the possession of the New Ralcorp Group) as may be reasonably requested by New Ralcorp and necessary for New Ralcorp to effectively administer the Ralcorp Retirement Plan.

          (b) New Ralcorp agrees, as soon as practicable following the Distribution Date, to direct the trustees of the Ralcorp Retirement Trust to transfer to the trustee of the RIP, in cash, securities and other property, or a combination thereof, as reasonably determined by New Ralcorp and as agreed to by Acquiror, an amount determined according to the following formula, with respect to administrative Branded Employees not covered by a collective bargaining agreement on the Distribution Date: (X) less (Y), as adjusted by (Z) where (X) equals the projected benefit obligations (within the meaning of Statement No. 87 of the Financial Accounting Standards Board) determined as described in (c) below of such administrative Branded Employees as of the Distribution Date pursuant to the benefit provisions of the Ralcorp Retirement Plan in effect as of the Distribution Date, where (Y) equals aggregate payments made from the Ralcorp Retirement Trust relating to the Ralcorp Retirement Plan in respect of the accrued benefits of such administrative Branded Employees from the Distribution Date through the date of complete transfer; and where (Z) equals the amount of the net earnings or losses, as the case may be, from the Distribution Date through the date of complete transfer, on the average of the daily balances of (X) and (Y) and based upon the Frank Russell Trust Co. short term interest fund rate during such period.

          New Ralcorp agrees, as soon as practicable following the Distribution Date, to direct the trustees of the Ralcorp Retirement Trust to transfer to the trustee of the New Retirement Plan, in cash, securities and other property, or a combination thereof, as reasonably determined by New Ralcorp and as agreed to by Acquiror, an amount determined according to the following formula, with respect to Branded Employees other than administrative employees not covered by a collective bargaining agreement, on the Distribution Date: (X) less (Y), as adjusted by (Z) where (X) equals the projected benefit obligations

     (within the meaning of Statement No. 87 of the Financial Accounting Standards Board) determined as described in (c) below of such Branded Employees, as of the Distribution Date pursuant to the benefit provisions of the Ralcorp Retirement Plan in effect as of Distribution Date, where (Y) equals aggregate payments made from the Ralcorp Retirement Trust relating to the Ralcorp Retirement Plan in respect of the accrued benefits of such Branded Employees, from the Distribution Date through the date of complete transfer; and where (Z) equals the amount of the net earnings or losses, as the case may be, from the Distribution Date through the date of transfer, on the average of the daily balances of (X) and (Y) and based upon the Frank Russell Trust Co. short term interest rate Ralcorp Retirement Plan during such period.

          (c) New Ralcorp shall cause the calculation of the projected benefit obligation and the amounts to be transferred pursuant to this Section to be completed by Kwasha Lipton, based on the actuarial assumptions used for the Ralcorp Retirement Plan for financial disclosure purposes for the fiscal year in which the Distribution Date occurs; provided however, that (i) the discount rate shall be equal to (A) the average of the 30-year U.S. Treasury rate as of thirty days prior to the Distribution Date, on the Distribution Date and thirty days after the Distribution Date, plus (B) 75 basis points and (ii) the salary scale shall be 5.25%. Acquiror shall cause the calculation of such amounts to be reviewed by William M. Mercer. New Ralcorp and Acquiror shall use their best efforts to resolve any dispute arising in connection with the calculation of the amounts to be transferred and to effect the actual transfer of such funds. Notwithstanding the foregoing provisions of this Section, such transfers shall be adjusted, if and to the extent necessary, to comply with applicable law and regulations, including Section 414(l) of the Code and the regulations promulgated thereunder and Pension Benefit Guaranty Corporation Regulations Section 2619.41 through 2619.65 (including Appendices A through D).

          (d) In connection with the transfers described in this Section, Ralcorp and New Ralcorp shall cooperate in making any and all appropriate filings required under the Code or ERISA, and the regulations thereunder, and any applicable securities laws and take all such action as may be necessary and appropriate to cause such transfers to take place as soon as practicable after the Distribution Date; provided, however, that no transfer shall take place until as soon as practicable after the later of
     (i) the expiration of a 30-day period following the date of filing any required Forms 5310-A (or any successor form thereto) with the IRS and (ii) with respect to each of the New Retirement Plan transfer and the RIP transfer, the receipt of a favorable IRS determination letter with respect to the qualification of the transferee plan (i.e., the New Retirement Plan and the RIP respectively) as amended through the date of transfer, under Code Sections 401(a) and 501(a) or the receipt by New Ralcorp of an opinion of counsel retained by Ralcorp and reasonably satisfactory in form and substance to New Ralcorp to the effect that such counsel believes the transferee plan as amended through the date of transfer, to be qualified under Code Section 401(a) and that the trust established thereunder is exempt from federal tax under Code Section 501(a). Ralcorp and New Ralcorp agree to provide to such counsel such information in the possession of the Ralcorp Group and the New Ralcorp Group, respectively, as may be reasonably requested by such counsel in connection with the issuance of such opinion. New Ralcorp agrees, during the period ending with the date of complete transfer of assets and liabilities to the RIP and the New Retirement Plan, to administer the Ralcorp Retirement Plan in the ordinary course, in accordance with its plan provisions, the Code and ERISA, except as otherwise set forth in this Agreement. In connection with this transaction, Ralcorp and New Ralcorp shall cooperate in making any and all appropriate filings required by the Pension Benefit Guaranty Corporation and the regulations so governing.

          (e) Except as specifically set forth in this Section, from and after the Distribution Date, Ralcorp shall cease to have any liability whatsoever with respect to the Ralcorp Retirement Plan other than liability for the accrued benefits related to the asset transfer made on behalf of Branded Employees from the Ralcorp Retirement Plan ("Transfer Obligations"), and New Ralcorp shall assume and shall be solely responsible for all other liabilities whatsoever under the Ralcorp Retirement Plan, including liabilities with respect to Branded Employees other than Transfer Obligations.

     8.2 401(K) PLAN. Ralcorp shall take, or cause to be taken, all action necessary and appropriate to amend the Ralcorp Holdings, Inc. Savings Investment Plan (the "SIP") to remove Ralcorp as sponsor and named fiduciary and shall name New Ralcorp as sponsor and named fiduciary of the plan prior to the Distribution Date. Ralcorp shall also take such action as necessary to fully vest as of the Distribution Date each participant who is a Branded Employee in his or her account balance under the SIP. Acquiror shall take, or cause to be taken, such action as necessary to amend the General Mills Savings Plan (the "Savings Plan") to permit participation by the Branded Employees of Ralcorp immediately following the Distribution Date. The Savings Plan will accept direct rollovers of the eligible taxable distributions which could otherwise be made to the Ralcorp Group employees. The acceptance of direct rollovers will be subject to the procedures of the Savings Plan. New Ralcorp agrees to provide such information (to the extent in the possession of the New Ralcorp Group or of any party providing services to the SIP) as may be reasonably required by Ralcorp in order for the Acquiror to effectively administer the Savings Plan, including, without limitation, information necessary to determine the appropriate Code Section 415 limits of each Branded Employee and to determine the qualified status of the SIP.

     8.3 WELFARE PLANS.

          (a) Ralcorp shall take, or cause to be taken, all action necessary and appropriate to amend each and every welfare plan covering its employees (Ralcorp Welfare Plans) to remove Ralcorp as sponsor and named fiduciary and shall name New Ralcorp as sponsor and named fiduciary of each such plan after the consummation of the Internal Merger and prior to the Distribution Date. Acquiror shall take, or cause to be taken, all action necessary and appropriate to cause either (i) its existing welfare plans to be amended, or (ii) new welfare plans to be adopted which will cover Branded Employees (and their dependents as appropriate) immediately following the Distribution Date (the "New Welfare Plans"). Acquiror shall cause the New Welfare Plans to provide benefits of substantially the same, or greater, type and value as the benefits which the Branded Employees (other than administrative employees who are not covered by a collective bargaining agreement) enjoyed under the Ralcorp Welfare Plans, on the date immediately preceding the Distribution Date. Acquiror shall also cause the New Welfare Plans, to the extent applicable, to credit such Branded Employees with the term of service credited to such employees as of the Distribution Date under the terms of the applicable Ralcorp Welfare Plan. Acquiror will cause Branded Employees to receive credit for payments made under the Ralcorp Comprehensive and Well-Med Plan during the plan year in which the Distribution Date occurs for purposes of satisfying the applicable deductibles and maximum out-of-pocket limits of the applicable New Welfare Plans during the plan year in which the Distribution Date occurs.

          (b) Except as otherwise noted in this Section, Ralcorp shall cause one or more members of the New Ralcorp Group to assume and be solely responsible for, or cause its insurance carriers or agents to be responsible for, all liabilities for welfare benefit claims incurred under the welfare plans on or before the Distribution Date. For purposes of this Section, disability claims are incurred on the date on which the disability was incurred or, in the case of a disability which is not incurred on a single, identifiable date, the date on which the disability was diagnosed; medical and dental services are incurred when an individual is provided with medical or dental care; death benefit claims are incurred at the time of death of the insured notwithstanding any other provision of any welfare benefit plan to the contrary. At the Distribution Date, Branded Employees will cease participation in Ralcorp Welfare Plans, except to the extent (i) that a Branded Employee or a covered dependent of a Branded Employee is hospitalized on the Distribution Date, in which case such individual shall continue to be covered under the appropriate Ralcorp Welfare Plan until the individual is discharged from the hospital or (ii) they elect continued coverage under such plans pursuant to COBRA or other provisions of the plans. New Ralcorp shall be responsible for all qualifying events under COBRA and COBRA claims incurred under the Ralcorp Welfare Plans on or before the Distribution Date.

          (c) New Ralcorp and the New Ralcorp Group shall be responsible for any retiree medical and life insurance benefits payable under any welfare plan with respect to any former employee of Ralcorp or one of its Affiliates who retired from the New Ralcorp Group or the Ralcorp Group on or before the Distribution Date and who met the eligibility requirements for such benefits at that time. Branded Employees who retire from Ralcorp or Acquiror after the Distribution Date shall not be entitled to retiree medical and life insurance benefits from the Ralcorp Welfare Plans, but shall be eligible for coverage as provided by the New Welfare Plans.

     8.4 STOCK OPTIONS AND RESTRICTED STOCK.

          [(a) On or prior to the Closing Date, Ralcorp shall take such action as may be necessary in order to obtain any required consents to insure that at the Effective Time, all rights to acquire Ralcorp Common Stock pursuant to the ISP (the "Ralcorp Options") held by Branded Employees, which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to Acquiror Common Stock, and Acquiror shall assume each such Ralcorp Option, in accordance with the stock option agreement by which it is evidenced, so that from and after the Effective Time, (i) each such Ralcorp Option assumed by Acquiror may be exercised solely for shares of Acquiror Common Stock, (ii) the number of shares of Acquiror Common Stock subject to each such Ralcorp Option shall be equal to the number of shares of Ralcorp Common Stock subject to such Ralcorp Option immediately prior to the Effective Time multiplied by the Merger Agreement Ratio (as defined below), rounded down to the nearest share and (iii) the per share exercise price under each such Ralcorp Option shall be adjusted by dividing the per share exercise price under each such option by the Merger Adjustment Ratio, rounded down to the nearest cent; provided, however, each such Ralcorp Option shall otherwise be subject to the same terms and conditions as in effect immediately prior to the Effective Time, including restrictions on exercisability.

          The "Merger Adjustment Ratio" shall mean the ratio of (i) the average of the daily average of the high and low sale prices on the NYSE Composite Index for the Ralcorp Stock, [trading regular way with due bills] for the Common Stock, for the ten trading day period prior to Distribution Date to
     (ii) the Average Value of Acquiror Common Stock (as defined in the Merger Agreement).

          (b) On or prior to the Distribution Date, Ralcorp shall take such action as may be necessary in order to obtain any required consents to insure that at the Distribution Date, all rights to acquire Ralcorp Common Stock pursuant to the Ralcorp Options (other than Ralcorp Options held by Branded Employees), which are outstanding at the Distribution Date, whether or not then exercisable, shall be waived by such employees.

          (c) Prior to the Distribution, Ralcorp shall accelerate or pay in cash the value of restricted shares of Ralcorp Stock awarded pursuant to the Ralcorp ISP and held by New Ralcorp Employees, immediately prior to the Distribution.

     8.5 CHANGE OF PLAN SPONSOR. After the consummation of the Internal Merger and prior to the Distribution Date, Ralcorp shall take such action as necessary to remove Ralcorp as sponsor and named fiduciary of the plans listed in Schedule 8.5, and name New Ralcorp as the sponsor and named fiduciary of such plans.

     8.6 LIFE INSURANCE PROGRAMS. On the Distribution Date, Ralcorp shall relinquish all rights under any Split Dollar Second-To-Die Life Insurance policies currently insuring the lives of any New Ralcorp Employee and his or her spouse, including but not limited to rights to any portion of the cash value or death benefits under such policies, created in accordance with the terms of the Split Dollar Agreement and Collateral Assignment between Ralcorp and such employee regarding such policies, and will take all reasonable steps necessary to assign such rights to New Ralcorp. Prior to the Distribution Date, Ralcorp shall perform any and all obligations required of it under the terms of such Split Dollar Agreement and Collateral Assignment with respect to such policies.

     8.7 VACATION PAY. Ralcorp shall assume all liability for unpaid vacation pay accrued by Branded Employees, to the extent it has been properly accrued for on the books of the Branded Business. New Ralcorp will assume all liability for unpaid vacation pay accrued by New Ralcorp Employees, prior to the Distribution Date. Except as set forth in the first sentence hereof, after the Distribution Date, Ralcorp will have no liability for vacation pay.

     8.8 SEVERANCE PAY.

          (a) Ralcorp and New Ralcorp agree that, with respect to individuals who, in connection with the Distribution, cease to be employees of the Ralcorp Group and become employees of the New Ralcorp Group, such cessation shall not be deemed a severance of employment from either Group for purposes of any Plan that provides for the payment of severance, salary continuation or similar benefits and shall, in connection with the Distribution, if and to the extent appropriate obtain waivers from individuals against any such assertion.

          (b) The Ralcorp Group shall assume and be solely responsible for all liabilities and obligations whatsoever in connection with claims made by or on behalf of Branded Employees. New Ralcorp shall assume and be responsible for any severance pay with respect to any individuals other than the Branded Employees, including, without limitation, any individuals who, in connection with the Distribution, cease to be employees of the Ralcorp Group, whether or not such individuals accept employment with the New Ralcorp Group.

     8.9 COLLECTIVE BARGAINING AGREEMENTS. As of the Distribution Date, Ralcorp and the Ralcorp Group shall cease to have any liability or obligation whatsoever with respect to any employee or former employees under any of the collective bargaining agreements listed on Schedule 8.9.

     8.10 OTHER BALANCE SHEET ADJUSTMENTS. To the extent not otherwise provided in this Agreement, Ralcorp, New Ralcorp and Foods shall take such action as is necessary to effect an adjustment to the books of Ralcorp, New Ralcorp and Foods so that, as of the Distribution Date, the prepaid expense balances and accrued employee liabilities with respect to any employee liability or obligation assumed or retained as of the Distribution Date by the Ralcorp Group or the New Ralcorp Group are appropriately reflected on the consolidated balance sheets as of the Distribution Date of Ralcorp and New Ralcorp, respectively, and are taken into account in calculating the Closing Date Net Asset Value (as defined in the Merger Agreement).

     8.11 PRESERVATION OF RIGHTS TO AMEND OR TERMINATE PLANS. Subject to the provisions of this Article, no provision of this Agreement, including the agreement of Ralcorp or New Ralcorp that it, or any member of the Ralcorp Group or the New Ralcorp Group, will make a contribution or payment to or under any Plan herein referred to for any period, shall be construed as a limitation on the right of Ralcorp or New Ralcorp or any member of the Ralcorp Group or the New Ralcorp Group to amend such Plan or terminate its participation therein which Ralcorp or New Ralcorp or any member of the Ralcorp Group or the New Ralcorp Group would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or former employee or beneficiary of such employee or former employee under a Plan which such employee or former employee or beneficiary would not otherwise have under the terms of the Plan itself. Notwithstanding the above, however, New Ralcorp agrees that it shall not make or cause to be made any amendments to any Plan, nor shall it terminate any Plan, in a manner which would violate the covenants set forth in this Agreement, except as may be required to comply with applicable law, but subject to the provisions of this Article.

     8.12 REIMBURSEMENT; INDEMNIFICATION. Each of the parties hereto acknowledges that the Ralcorp Group, on the one hand, and the New Ralcorp Group, on the other hand, may incur costs and expenses (including contributions to Plans and the payment of insurance premiums) arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other party hereto. Notwithstanding anything in this Section to the contrary,
(1) New Ralcorp shall reimburse Ralcorp and, as applicable, the trustees of the Ralcorp Retirement Plan, for costs and expenses or other liabilities they may incur after the Distribution Date which arise out of action taken by the Pension Benefit Guaranty Corporation (PBGC) or an agreement reached between Ralcorp or the trustees of the Ralcorp Retirement Plan and the PBGC relating to the funded status of, or payment of benefits by, the New Ralcorp Retirement Plan or any successor plan or plans; and (2) costs and expenses or other recovery arising from any challenge by the IRS pursuant to Section 414(l) of the Code, in connection with the calculation of assets and liabilities to be transferred as set forth in Section 8.1, shall not be subject to reimbursement or indemnification under this Agreement. Ralcorp and New Ralcorp agree to reimburse each other, as soon as practicable but in any event within 30 days of receipt from the other party of appropriate verification, for all such costs and expenses. Except as specifically assumed or retained by Ralcorp pursuant to this Article, New Ralcorp will indemnify and hold Ralcorp, the Branded Subsidiary and their respective Affiliates harmless from and against any and all Liabilities or other Indemnifiable Losses (including, without limitation, taxes, penalties, interest, claims for benefits, legal fees and other costs and expenses) arising out of or related to (w) the Ralcorp Plans (as defined below), (x) the employment of any Branded Employee on or before the Distribution Date, (y) the employment of any New Ralcorp Employee whether before, on or after the Distribution Date, or (z) the breach of any covenant of New Ralcorp in this Article. Ralcorp Plans means any Plan sponsored or maintained by Ralcorp or an Affiliate, or to which Ralcorp or an Affiliate contributed or was obligated to contribute.

     8.13 FURTHER TRANSFERS. For a period of six months following the Distribution Date, no member of either Group shall, directly or indirectly, without the prior written consent of a corporate officer of the other Group, solicit or attempt to solicit any exempt employee or officer of such other Group for the purpose of obtaining his or her services for hire, or otherwise causing such exempt employee to leave employment with such other Group, and no member of either Group, without the prior written consent of a corporate officer of the other Group, will, for such period of six months, hire such exempt employee or officer; provided, however, if the employment of any officer or exempt employee of one Group is terminated by that Group at any time following the Distribution, a member of the other Group may employ such person without the consent of the other Group. Subject to the above sentence, Ralcorp and New Ralcorp recognize that there may be New Ralcorp Employees who will, after the Distribution, become employed by Ralcorp and there may be Branded Employees who become employed, after the Distribution Date, by New Ralcorp.

     8.14 OTHER LIABILITIES. As of the Distribution Date, New Ralcorp shall assume and be solely responsible for all Liabilities whatsoever of the Ralcorp Group with respect to claims made by individuals other than Branded Individuals relating to any Liability not otherwise expressly provided for in this Agreement, including earned salaries, wages, severance payments or other compensation, regardless of whether such Liability was incurred before or after the Distribution Date.

     8.15 COMPLIANCE. Notwithstanding anything to the contrary in this Article, to the extent any actions of the parties contemplated in this Article are determined prior to the Distribution to violate law or result in unintended tax liability for Branded Individuals or New Ralcorp Individuals, such action may be modified to avoid such violation of law or unintended tax liability.

                                   ARTICLE IX

                                INDEMNIFICATION

     9.1 INDEMNIFICATION.

          (a) From and after the Effective Time, Acquiror, Ralcorp and the Branded Subsidiary jointly and severally agree to indemnify and hold harmless New Ralcorp against any and all Indemnifiable Losses for or on account of or arising from or in connection with or otherwise with respect to:

             (i) any and all Branded Liabilities (except for the Scheduled Branded Litigation and the Unknown Branded Liabilities, to the extent that New Ralcorp is obligated to indemnify Ralcorp and the Branded Subsidiary therefor under Section 9.1(b)(ii)) assumed by the Branded Subsidiary pursuant to Section 3.2 of this Agreement;

             (ii) any breach or violation of any covenant made in the Merger Agreement, this Agreement or any other Ancillary Agreement by Acquiror, or, with respect to covenants to be performed after the Effective Time, by Ralcorp or the Branded Subsidiary (including Ralcorp's obligations under Section 9.1(c));

             (iii) subject to the limitations set forth in Section 9.2, any breach or violation of any representation or warranty (without regard to materiality qualifications contained therein) made by Acquiror and/or Merger Sub in the Merger Agreement; or

             (iv) as provided in Section 9.1(c).

     Any indemnification provided for under this Section shall be deemed to also extend to other members of the New Ralcorp Group, Affiliates of New Ralcorp and to New Ralcorp Employees, directors, Plan fiduciaries, shareholders, agents, consultants, representatives, successors, transferees and assigns of New Ralcorp or members of the New Ralcorp Group.

     (b) From and after the Distribution Date, New Ralcorp agrees to indemnify and hold harmless Ralcorp and the Branded Subsidiary against any and all Indemnifiable Losses for or on account of or arising from or in connection with or otherwise with respect to:

          (i) any and all New Ralcorp Liabilities assumed by New Ralcorp pursuant to Section 3.4 of this Agreement;

          (ii) subject to the limitations set forth in Section 9.2, any and all Unknown Branded Liabilities and the Scheduled Branded Litigation;

          (iii) any breach or violation of any covenant made in the Merger Agreement, this Agreement or any other Ancillary Agreement by New Ralcorp or Foods or, with respect to covenants to be performed before the Effective Time, by Ralcorp or the Branded Subsidiary (including New Ralcorp's obligations under Section 9.1(c));

          (iv) the ownership, use or possession of the New Ralcorp Assets or the operation of the New Ralcorp Business, whether relating to or arising out of occurrences prior to or after the Effective Time, except to the extent liability therefor is assumed by the Branded Subsidiary pursuant to Section
     3.2 of this Agreement;

          (v) subject to the limitations set forth in Section 9.2, any breach or violation of any representation or warranty (without regard to materiality qualifications contained therein) made by Ralcorp in the Merger Agreement or made by New Ralcorp or Foods in this Agreement;

          (vi) any Third Party Claim to the extent relating to the actions of the Ralcorp Board in authorizing the Distribution or the Merger;

          (vii) any Third Party claim arising out of the disclosures contained in the Form 10 or the S-1, if required, other than disclosures based on information provided by or on behalf of Acquiror for inclusion therein; or

          (viii) as provided in Section 9.1(c).

     Any indemnification provided for under this Section shall also be deemed to extend to other members of the Ralcorp Group, Affiliates of New Ralcorp, Branded Employees, directors, Plan fiduciaries, shareholders, agents, consultants, representatives, successors, transferees and assigns of Ralcorp or members of the Ralcorp Group.

     (c) In the event an appraisal award is paid to any holder of shares of Ralcorp Stock as a result of such holder's exercise of dissenters' rights with respect to the Merger and/or the Distribution, the liability for such appraisal award shall be allocated as follows:

          (i) if such appraisal award is based on the value of the Ralcorp Stock before giving effect to the Distribution and such award does not allocate the portions thereof attributable to the value of the Branded Business and the value of the New Ralcorp Business, respectively, Ralcorp shall be responsible for and shall indemnify New Ralcorp and its Affiliates against such award in the amount per share equal to the value of the Merger Consideration (as defined in the Merger Agreement), as calculated based on the Average Value of Acquiror Common Stock (as defined in the Merger Agreement), and New Ralcorp shall be responsible for and shall indemnify Ralcorp and its Affiliates against such award to the extent such award exceeds the value of the per share Merger Consideration as described above.

          (ii) if such appraisal award is based on the value of the Ralcorp Stock before giving effect to the Distribution and such award allocates the portions thereof attributable to the value of the Branded Business and the value of the New Ralcorp Business, respectively, Ralcorp and New Ralcorp shall each be responsible for and shall indemnify the other (and the other's Affiliates) against the portion of the award allocated to the value of the Branded Business and the value of the New Ralcorp Business, respectively.

          (iii) if such appraisal award is based on the value of the Ralcorp Stock after giving effect to the Distribution, Ralcorp shall be responsible for and shall indemnify New Ralcorp and its Affiliates against all of such award.

          (iv) each of Ralcorp and New Ralcorp shall bear their own respective costs and expenses incurred in connection with any appraisal proceeding relating to the Merger and/or the Distribution.

          (v) Ralcorp and New Ralcorp each agree to cooperate with each other reasonably in the event of any appraisal proceeding involving the value of the Ralcorp Stock before giving effect to the Distribution in order to minimize the appraisal award granted as a whole and, to the extent reasonably feasible without prejudicing its own interests in such appraisal proceeding, minimize the portion of the appraisal award that would be payable by the other party.

     9.2 LIMITATIONS ON INDEMNIFICATION.

          (a) Notwithstanding the expiration of the representations and warranties in the Merger Agreement or anything else to the contrary in the Merger Agreement, the indemnification obligations set forth in Sections 9.1(a)(iii) and (b)(v) above shall survive the Distribution Date for eighteen months, at which time such indemnification obligations shall expire automatically, except with respect to written claims for indemnification made in good faith prior to such expiration (which claims will survive such expiration).

          (b) The indemnification obligations set forth in Section 9.1(b)(ii) above shall survive the Distribution Date for five years, at which time such indemnification obligation shall expire automatically, except with respect to written claims for indemnification made in good faith prior to such expiration (which claims will survive such expiration).

          (c) The indemnification obligation set forth in Section 9.1(a)(iii) above shall apply only to the extent Indemnifiable Losses under such Section exceed $6 million in the aggregate.

          (d) The indemnification obligations set forth in Sections 9.1(b)(ii) and (v) above shall apply only to the extent Indemnifiable Losses under such Sections combined exceed $6 million in the aggregate.

     9.3 INSURANCE AND THIRD PARTY OBLIGATIONS. Any indemnification otherwise payable pursuant to Section 9.1 shall be reduced by the amount of any insurance or other amounts (net of deductibles and allocated paid loss retropremiums) received from a third party by the Indemnitee or paid by a third party on the Indemnitee's behalf. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims for which it is obligated, or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

     9.4 ACTIONS AND CLAIMS OTHER THAN THIRD PARTY CLAIMS; NOTICE AND
PAYMENT. Promptly upon obtaining knowledge of any Action, Liabilities or claim, other than Third Party Claims, which any Person entitled to indemnification (the "Indemnitee") believes may give rise to any Indemnifiable Loss, the Indemnitee shall promptly notify the party liable for such indemnification (the "Indemnitor") in writing of such Action or claim (such written notice being hereinafter referred to as a "Notice of Claim"); provided, however, that failure of an Indemnitee timely to give a Notice of Claim to the Indemnitor shall not release the Indemnitor from its indemnity obligations set forth in this Article except to the extent that such failure materially increases the amount of indemnification which the Indemnitor is obligated to pay hereunder, in which event the amount of indemnification which the Indemnitee shall be entitled to receive shall be reduced to an amount which the Indemnitee would have been entitled to receive had such Notice of Claim been timely given. A Notice of Claim shall specify in reasonable detail the nature and estimated amount of any such Action, Liabilities or claim giving rise to a right of indemnification. The Indemnitor shall have thirty Business Days after receipt of a Notice of Claim to notify the Indemnitee whether or not it disputes its liability to the Indemnitee with respect to such Action, Liabilities or claim or the amount thereof, and setting forth the basis for such objection. If the Indemnitor fails to respond to the Indemnitee within such thirty Business Day period, the Indemnitor shall be deemed to have acknowledged its responsibility for such Indemnifiable Loss. The Indemnitor shall pay and discharge any such Indemnifiable Loss which is not contested within forty-five Business Days after the later of its receipt of a Notice of Claim or the determination of the amount of such Indemnifiable Loss.

     9.5 THIRD PARTY CLAIMS; NOTICE, DEFENSE AND PAYMENT. Promptly following the earlier of (i) receipt of notice of the commencement of a Third Party Claim or
(ii) receipt of information from a third party alleging the existence of a Third Party Claim, any Indemnitee who believes that it is or may be entitled to indemnification by any Indemnitor under Section 9.1 with respect to such Third Party Claim shall deliver a Notice of Claim to the Indemnitor. Failure of an Indemnitee timely to give a Notice of Claim to the Indemnitor shall not release the Indemnitor from its indemnity obligations set forth in this Article except to the extent that such failure adversely affects the ability of the Indemnitor to defend such Action, Liabilities or claim or materially increases the amount of indemnification which the Indemnitor is obligated to pay hereunder, in which event the amount of indemnification which the Indemnitee shall be entitled to receive shall be reduced to an amount which the Indemnitee would have been entitled to receive had such Notice of Claim been timely given. Indemnitee shall not settle or compromise any Third Party Claim in an amount in excess of $25,000 prior to giving a Notice of Claim to Indemnitor. In addition, if an Indemnitee settles or compromises any Third Party Claims for an amount equal to or less than $25,000 prior to giving a Notice of Claim to an Indemnitor, the Indemnitor shall be released from its indemnity obligations to the extent that such settlement or compromise was not made in good faith and was not commercially reasonable. Within thirty Business Days after receipt of Notice of Claim, the Indemnitor may (i) by giving written notice thereof to the Indemnitee, acknowledge liability for, and at its option elect to assume, the defense of such Third Party Claim at its sole cost and expense or (ii) object to the claim of indemnification set forth in the Notice of Claim delivered by the Indemnitee; provided that if the Indemnitor does not within the same thirty Business Day period give the Indemnitee written notice either objecting to such claim and setting forth the grounds therefor or electing to assume the defense, the Indemnitor shall be deemed to have acknowledged its responsibility to accept the defense and its ultimate liability, if any, for such Third Party Claim. Any contest of a Third Party Claim as to which the Indemnitor has elected to assume the defense shall be conducted by attorneys employed by the Indemnitor and reasonably satisfactory to the Indemnitee; provided that the Indemnitee shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnitee's sole cost and expense. If the Indemnitor assumes the defense of a Third Party Claim, the Indemnitor may settle or compromise the Third Party Claim without the prior written consent of Indemnitee; provided that the Indemnitor may not agree to any such settlement pursuant to which any such remedy or relief, other than monetary damages for which the Indemnitor shall be responsible hereunder, shall be applied to or against the Indemnitee, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If the Indemnitor does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under Section 9.1, the Indemnitee may require the Indemnitor to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim and the Indemnitor shall be bound by the result obtained with respect thereto by the Indemnitee, provided that the Indemnitor shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnitor shall pay to the Indemnitee in cash the amount for which the Indemnitee is entitled to be indemnified (if any) within ten Business Days after the final resolution of such Third Party Claim (whether by settlement, a final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third Party Claim as to which the Indemnitor has not acknowledged liability, within fifteen days after such Indemnitor's objection has been resolved pursuant to the provisions of Article XII of this Agreement. Pending acknowledgment or determination of the liability of Indemnitor with respect to any Third Party Claim, Indemnitee may defend such Third Party Claim and any Liability arising out of such Third Party Claim (including all costs and expenses of such defense) shall be allocated in accordance with such acknowledgment or determination.

     9.6 REMEDIES CUMULATIVE; SURVIVAL OF INDEMNITIES. The remedies provided in this Article shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnitor. The obligations of each of Ralcorp and the Branded Subsidiary, on the one hand, and New Ralcorp, on the other hand, under this Article shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any claim of the other for any Indemnifiable Losses related to such assets, businesses or Liabilities.

                                   ARTICLE X

                      OTHER POST-DISTRIBUTION OBLIGATIONS

     10.1 NEW RALCORP'S POST-DISTRIBUTION OBLIGATIONS. New Ralcorp shall, and shall cause each member of the New Ralcorp Group to, comply with each representation and statement made, or to be made, to the IRS (or, if applicable, tax counsel) in connection with any ruling (or tax opinion) obtained, or to be obtained, by Ralcorp, from the IRS (or tax counsel) with respect to any transaction contemplated by this Agreement or the Merger Agreement. Neither New Ralcorp nor any member of the New Ralcorp Group shall for a period of two years following the Distribution Date engage in any of the following transactions, unless either (a) an opinion in form and substance reasonably satisfactory to Ralcorp is obtained from counsel to New Ralcorp, or (b) a supplemental ruling is obtained from the IRS, in either case to the effect that such transaction(s) would not adversely affect the tax consequences of the transactions described in this Agreement or the Merger Agreement to (1) Ralcorp or any member of the Ralcorp Group, (2) New Ralcorp or any member of the New Ralcorp Group, or (3) the Ralcorp shareholders as of the Record Date. The transactions subject to this provision are: (i) making a material disposition (including transfers from one member of the New Ralcorp Group to another member of the New Ralcorp Group), by means of a sale or exchange of assets or capital stock, a distribution to shareholders, or otherwise, of any of its assets (other than the transactions contemplated by this Agreement) except in the ordinary course of business; (ii) repurchasing any New Ralcorp capital stock, unless such repurchase satisfies the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30; (iii) issuing any New Ralcorp capital stock that in the aggregate exceeds ten percent (10%) of the issued and outstanding stock of New Ralcorp immediately following the Distribution; (iv) liquidating or merging with any other corporation (including a member of the New Ralcorp Group); or (v) causing New Ralcorp to cease conducting directly the New Ralcorp Business in the ordinary course. New Ralcorp hereby represents that neither New Ralcorp nor any member of the New Ralcorp Group has any present intention to undertake any of the transactions set forth in (i), (ii), (iii), (iv) or (v) above.

     10.2 RALCORP'S AND ACQUIROR'S POST-DISTRIBUTION OBLIGATIONS. Acquiror and Ralcorp shall, and shall cause each member of the Ralcorp Group to, comply with each representation and statement made, or to be made, to the IRS (or, if applicable, tax counsel) in connection with any ruling (or tax opinion) obtained by Ralcorp from the IRS (or tax counsel) with respect to any transaction contemplated by this Agreement or the Merger Agreement. Acquiror shall not, during the two-year period following the Merger, (i) reduce its stock ownership interest in Ralcorp to a level that does not constitute "control" of Ralcorp within the meaning of Section 368(c) of the Code; (ii) cause Ralcorp to be liquidated (including via a statutory merger); (iii) cause Ralcorp to reduce its stock ownership interest in the Branded Subsidiary to a level that does not constitute "control" of the Branded Subsidiary within the meaning of Section 368(c) of the Code; (iv) engage in or cause to occur any transaction(s) which will result in the Branded Subsidiary ceasing to conduct directly the Branded Business in the ordinary course or cause Ralcorp's stock ownership interest in the Branded Subsidiary to represent less than 90% of the fair market value of Ralcorp's gross assets; or (v) cause the Branded Subsidiary to dispose of a material portion of its assets other than in the ordinary course of business, unless (a) an opinion in form and substance reasonably satisfactory to New Ralcorp is obtained from counsel to Acquiror; or (b) a supplemental ruling is obtained from the IRS, in either case to the effect that such transaction(s) would not adversely affect the tax consequences of the Internal Merger, the Internal Spinoff or the Distribution. Acquiror represents that it presently has no plan or intention, and will have no plan or intention at the time of the Merger, to engage in or cause to occur any of the transactions or events described in items (i) through (v) of this Section.

     10.3 PERFORMANCE BY NEW RALCORP OF CERTAIN MERGER AGREEMENT COVENANTS. New Ralcorp, as successor to Foods subsequent to the Internal Merger, hereby covenants and agrees that it will (a) perform in all respects the covenants applicable to Foods in Section 2.3 of the Merger Agreement and (b) pay the fees and expenses of Lehman Brothers, Inc. referred to in Section 3.2(i) of the Merger Agreement.

     10.4 DISTRIBUTORSHIP AGREEMENT. From and after the Effective Time, New Ralcorp, as successor to Foods subsequent to the Internal Merger, will exercise its rights under the Exclusive Distribution Agreement for Cereals, dated as of April 1, 1994 (the "Distributorship Agreement"), between Foods and Ralston Purina Company ("RPCo.") so as (a) to prevent RPCo. from continuing to use any trademarks used in the Branded Business in connection with RPCo.'s sale of Products (as defined in the Distributorship Agreement), and (b) to terminate the Distributorship Agreement, as to Products that are included in the Branded Business, at the earliest time permitted under such agreement.

     10.5 NET WORTH.

          (a) For a period of two years following the Distribution Date, New Ralcorp and its subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than $100 million.

          (b) Except as provided in paragraph (c) below, for a period of two years commencing on the second anniversary of the Distribution Date, New Ralcorp and its subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than the lesser of
     (i) the sum of $25 million plus the aggregate of all claims for indemnification made in good faith under Section 9.1(b) hereof (subject to the limitations provided in Section 9.2) unresolved and pending on the second anniversary of the Distribution Date, and (ii) $100 million.

          (c) Notwithstanding the foregoing paragraph (b), in the event an agreement between Ralcorp and RPCo. as contemplated by Section 4.3(d)(ii) of the Merger Agreement is not entered into prior to the second anniversary of the Distribution Date, for a period of three years commencing on the second anniversary of the Distribution Date, New Ralcorp and its subsidiaries, on a consolidated basis, will maintain at all times a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than the amounts specified below:

             (i) during the first year of such three-year period, the lesser of
        (A) the sum of $75 million plus the aggregate of all claims for indemnification made in good faith under Section 9.1(b) hereof (subject to the limitations provided in Section 9.2) unresolved and pending on the second anniversary of the Distribution Date, and (B) $100 million;

             (ii) during the second year of such three-year period, the lesser of (A) the sum of $50 million plus the aggregate of all claims for indemnification made in good faith under Section 9.1(b) hereof (subject to the limitations provided in Section 9.2) unresolved and pending on the third anniversary of the Distribution Date, and (B) the amount specified in clause (i) of this paragraph (c); and

             (iii) during the third year of such three-year period, the lesser of (A) the sum of $25 million plus the aggregate of all claims for indemnification made in good faith under Section 9.1(b) hereof (subject to the limitations provided in Section 9.2) unresolved and pending on the fourth anniversary of the Distribution Date, and (B) the amount specified in clause (ii) of this paragraph (c).

        In the event an agreement between Ralcorp and RPCo. as contemplated by
        Section 4.3(d)(ii) of the Merger Agreement is entered into after the second anniversary of the Distribution Date, upon execution of such agreement this paragraph (c) will be of no further force or effect and the provisions of paragraph (b) will apply instead.

          (d) During the foregoing periods, New Ralcorp will provide to Ralcorp, within 45 days following the end of each of New Ralcorp's fiscal quarters, a certificate of the Chief Financial Officer of New Ralcorp certifying New Ralcorp's continuing compliance with the foregoing covenants.

                                   ARTICLE XI

                GUARANTEES AND SURETY BONDS OF THE RALCORP GROUP

     New Ralcorp agrees that as soon as practicable following the Distribution Date it will substitute surety bonds obtained by it for each of the surety bonds of any member of the Ralcorp Group, if any, relating to any New Ralcorp Asset, the New Ralcorp Business or any New Ralcorp Liability. New Ralcorp agrees that it shall enter indemnification agreements in its name with each provider of a surety bond obtained with respect to the New Ralcorp Assets, the New Ralcorp Business or any New Ralcorp Liability. New Ralcorp shall use its reasonable best efforts to obtain the complete release and discharge of any member of the Ralcorp Group from all obligations (including any obligations upon any renewal or extension) related to the New Ralcorp Assets, the New Ralcorp Business or any New Ralcorp Liability on which any member of the Ralcorp Group is directly or contingently obligated as a guarantor or assignor or otherwise contingently liable (including, without limitation, any letter of credit, guaranties with respect to workers' compensation liabilities, and guarantees issued in connection with Resorts' Conference Center (the "New Ralcorp Obligations")). In the event that New Ralcorp is unable to obtain any such release, New Ralcorp agrees that (i) it shall not extend the term or otherwise modify any such New Ralcorp Obligation in a manner which would expand Ralcorp's financial exposure under such New Ralcorp Obligation, (ii) it shall use its reasonable best efforts to substitute itself or another member of the New Ralcorp Group as primary guarantor of such New Ralcorp Obligations, and (iii) New Ralcorp or any member of the New Ralcorp Group shall not (other than, in connection with the Resorts Conference Center, through a sale of all or substantially all of Ralston Resorts, Inc., a wholly owned subsidiary of Foods) assign any such New Ralcorp Obligation or transfer, sell or assign any assets securing such New Ralcorp Obligation or comprising all or any substantial portion of a project, the financing of which gave rise to such New Ralcorp Obligation, unless Ralcorp or the appropriate member of the Ralcorp Group, as the case may be, is released and discharged of all liabilities with respect to such New Ralcorp Obligation. Without limiting any other obligation of indemnification under this Agreement or any agreement described herein, New Ralcorp shall defend, indemnify and hold harmless each member of the Ralcorp Group and their respective Affiliates, Subsidiaries, directors, officers and employees against any and all Liabilities whatsoever incurred or suffered by any of them as a result of any New Ralcorp Obligation. The term "reasonable best efforts" as used in this paragraph shall not be deemed to require New Ralcorp to (i) prepay any such New Ralcorp Obligation, (ii) agree to any increase in amount of principal payments or interest with respect thereto or (iii) extend or accelerate the term of any such New Ralcorp Obligation.

                                  ARTICLE XII

                                   MEDIATION

     12.1 RESOLUTION BY NEGOTIATION; MEDIATION. If any question shall arise in regard to the interpretation of any provision of this Agreement or any Ancillary Agreement or as to the rights or obligations of either Group hereunder or thereunder, each Group shall designate a senior executive within its organization or other individual with decision-making authority regarding the dispute who shall, within thirty days after such question arises, meet with each other to negotiate and attempt to resolve such question in good faith. Such individuals may, if they so desire, consult outside advisors for assistance in arriving at such a resolution. In the event that a resolution is not achieved within such thirty day period, then the parties will submit the dispute to mediation in accordance with the Model Procedure for Mediation of Business Disputes of the Center for Public Resources or such other procedures as the parties may agree and will bear equally the costs of the mediation. The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from JAMS/Endispute or the Center for Public Resources if they have been unable to agree upon such appointment and the procedures within 20 days from the conclusion of the negotiation period. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the parties are not successful in resolving the dispute through the mediation, then the parties may agree to submit the matter to binding arbitration or a private adjudicator, or either party may seek an adjudicated resolution through the appropriate court. The foregoing shall not be construed to prevent any party from seeking such preliminary injunctive relief, without compliance with the foregoing provisions, as may be necessary to preserve the status quo pending resolution of any such dispute.

     12.2 JURISDICTION; WAIVER OF JURY TRIAL. Subject to Section 12.1, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Missouri or the State of Minnesota in the event any dispute arises out of this Agreement or any other Ancillary Agreement or any of the transactions contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any other Ancillary Agreement or any of the transactions contemplated hereby or thereby in any court other than a Federal court (or if such court does not have subject matter jurisdiction, in a state court) sitting in the State of Missouri or the State of Minnesota. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT.

                                  ARTICLE XIII

                                 MISCELLANEOUS

     13.1 FURTHER ASSURANCES. Each party hereto shall cooperate reasonably with the other parties, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of Assets and Liabilities and the other transactions contemplated hereby or in any of the Ancillary Agreements.

     13.2 SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

     13.3 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Merger Agreement and the Ancillary Agreements shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all previous negotiations, commitments and writings with respect to such subject matter.

     13.4 EXPENSES. Except as provided in Section 7.2(b) of the Merger Agreement and Section 10.3 of this Agreement, all fees and expenses incurred in connection with the Merger, the Distribution, this Agreement, the Merger Agreement and the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements shall be paid by the party incurring such fees or expenses, whether or not the Distribution is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement, the Form S-4, the Form S-1 (if required) and the Form 10, shall be shared equally by Acquiror and Ralcorp, subject to the provisions of Section 5.6 of the Merger Agreement.

     13.5 GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri, without regard to its conflicts of law principles, as to all matters, including matters of validity, construction, effect, performance and remedies.

     13.6 NOTICES. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, facsimile or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to a member of the Ralcorp Group or Acquiror:

    General Mills, Inc.
     Number One General Mills Boulevard
     Minneapolis, Minnesota 55426
     Attention: Siri S. Marshall

     If to a member of the New Ralcorp Group:

     R.W. Lockwood
     General Counsel
     800 Market Street, Suite 2900
     St. Louis, Missouri 63101
     Facsimile: (314) 877-7748
     or to such other address as either Group may have furnished to the other Group by a notice in writing in accordance with this Section.

     13.7 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented, and rights hereunder may be waived, only by a written agreement signed by Ralcorp, New Ralcorp, Foods and Acquiror. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of, or right or remedy under, this Agreement.

     13.8 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each party hereto and each of their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by (i) the New Ralcorp Group without the prior written consent of Acquiror or the Ralcorp Group (which consent shall not be unreasonably withheld) and (ii) the Ralcorp Group or Acquiror, as the case may be, without the prior written consent of the New Ralcorp Group (which consent shall not be unreasonably withheld). This Agreement is solely for the benefit of each Group and is not intended to confer upon any other Person any rights or remedies hereunder.

     13.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.10 INTERPRETATION.

          (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

          (b) The parties hereto intend that, for federal income tax purposes, the contributions, transfers, assumptions, Distribution and Merger contemplated hereby shall each qualify for non-recognition treatment under the applicable provisions of subchapter C of the Code.

     13.11 LEGAL ENFORCEABILITY. Any provision of this Agreement or any of the Ancillary Agreements which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement or any of the Ancillary Agreements and agrees that the obligations of the parties hereunder and thereunder shall be specifically enforceable.

     13.12 REFERENCES; CONSTRUCTION. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

     13.13 TERMINATION. In the event the Merger Agreement is terminated, notwithstanding any provision hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Ralcorp Board without the approval of any other party hereto or of Ralcorp's shareholders. In the event of such termination, no party hereto shall have any Liability to any Person by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          RALCORP HOLDINGS, INC.

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          NEW RALCORP HOLDINGS, INC.

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          RALSTON FOODS, INC.

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          CHEX INC.

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                          GENERAL MILLS, INC.

                                          By:
                                             -----------------------------------
                                             Name:
                                             Title: